Exhibit 99.23

Village Farms International Announces Election of Directors and Approval and Confirmation of Amended Advance Notice By-Law

/NOT FORDISTRIBUTION OVERUNITEDSTATES WIRE SERVICES/

TRADINGSYMBOL: The Toronto Stock Exchange/OTCQX:

Village Farms International, Inc. – VFF/VFFIF

VANCOUVER, June 27, 2017 /CNW/—Village Farms International, Inc. (the “Company”) (TSX:VFF) (OTC:VFFIF) announced today that all of the director nominees listed in the management information circular dated May 23, 2017 (the “Circular”) were elected as directors of the Company at the annual and special meeting of shareholders held earlier today (the “Meeting”). The results of the proxy votes received for each nominee director are set out below:

Nominee	Proxy Votes For	Proxy % For	Proxy Votes Withheld	Proxy % Withheld
John R. McLernon	17,400,357	58.9%	12,145,631	41.1%
Christopher C. Woodward	17,400,357	58.9%	12,145,631	41.1%
John P. Henry	17,399,357	58.9%	12,146,631	41.1%
David Holewinski	17,364,657	58.8%	12,181,331	41.2%
Michael A. DeGiglio	17,374,148	58.8%	12,171,840	41.2%
Stephen C. Ruffini	17,395,148	58.9%	12,150,840	41.1%
Roberta Cook	17,395,869	58.9%	12,150,119	41.1%

In addition, amended and restated By-Law No. 3 of the Company setting out advance notice requirements for director nominations, which was adopted by the Board on March 23, 2017, was approved by Shareholder sat the Meeting.

Final voting results of all matters voted on at the Meeting will be made available on SEDAR at www.sedar.com.

About Village Farms

Village Farms International, Inc. is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. With more than 750 years of accumulated master grower experience coupled with advanced proprietary technology and environmentally sustainable growing practices, Village Farms is highly resource efficient. Village Farms produces and distributes fresh, premium-quality produce with consistency 365-days a year to national grocers in the U.S .and Canada from its large-scale Controlled Environment Agriculture(CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario, and Mexico.

SOURCE Village Farms International, Inc.

View original content: http://www.newswire.ca/en/releases/archive/June2017/27/c7854.html

%SEDAR: 00029410E

For further information: Stephen C. Ruffini, Executive Vice President and Chief Financial Officer, Village Farms International, Inc., (407) 936- 1190, ext. 340 CO: Village Farms International, Inc.

CNW 15:16e 27-JUN-17